EXHIBIT 10.5

SunTrust Banks, Inc.
2018 Omnibus Incentive Compensation Plan

RESTRICTED STOCK UNIT AGREEMENT

SunTrust Banks, Inc. (“SunTrust”), a Georgia corporation, pursuant to action of the Compensation Committee (“Committee”) of its Board of Directors and in accordance with the SunTrust Banks, Inc. 2018 Omnibus Incentive Plan (“Plan”), has granted restricted stock units of SunTrust Common Stock, $1.00 par value (“RSUs”), upon the following terms as an incentive for Grantee to promote the interests of SunTrust:

Name of Grantee	Name

Restricted Stock Units	Number of Units

Grant Date	Grant Date

This Restricted Stock Unit Agreement (the “Unit Agreement”) evidences this Grant, which has been made subject to all the terms and conditions set forth on the attached Terms and Conditions and in the Plan.

TERMS AND CONDITIONS RESTRICTED STOCK UNIT AGREEMENT

§1. EFFECTIVE DATE. This Grant of RSUs to the Grantee is effective as of [Grant Date] (the “Grant Date”).

§2. DEFINITIONS. Whenever the following terms are used in this Unit Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined in this Unit Agreement shall have the same meanings as in the Plan.

(a) Change in Control - means a “Change in Control” as defined in Section 2.15 of the SunTrust Banks, Inc. 2018 Omnibus Incentive Compensation Plan.

(b) Code - means the Internal Revenue Code of 1986, as amended.

(c) Disability - means the Grantee is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer and, in addition, has begun to receive benefits under SunTrust’s Long-Term Disability Plan.

(d) Dividend Equivalent Right - means a right that entitles the Grantee to receive an amount equal to any dividends paid on a share of Stock, which dividends have a record date between the Grant Date and the date the Vested Units are paid; provided, however, the amount of any Dividend Equivalent Rights on unvested Restricted Stock Units shall be treated as reinvested in additional shares of Stock on the date such dividends are paid.

(e) Key Employee - means an employee treated as a “specified employee” as of his Separation from Service under Code section 409A(a)(2)(B)(i) (i.e., a key employee (as defined in Code section 416(i) without regard to section (5) thereof)) if the common stock of SunTrust or an affiliate (any member of SunTrust’s controlled group, as determined under Code Section 414(b), (c), or (m)) is publicly traded on an established securities market or otherwise. Key Employees shall be determined in accordance with Code section 409A using a December 31 identification date. A listing of Key Employees as of an identification date shall be effective for the twelve (12) month period beginning on the April 1 following the identification date.

(f) Retirement - means the termination of employment of the Grantee from SunTrust and its Subsidiaries on or after attaining age 55 and completing five (5) or more years of service as determined in accordance with the terms of the SunTrust Banks, Inc. Retirement Plan, as amended from time to time (the “Retirement Plan”). For purposes of this Unit Agreement, a Grantee who is vested in the Retirement Plan benefit but terminates employment before attaining age 55 or completing at least five (5) years of service is not eligible for Retirement.

(g) Separation from Service - means a “separation from service” within the meaning of Code section 409A.

(h) Severance Plan - means any severance program sponsored by SunTrust Banks, Inc.

(i) Stock - means the common stock of SunTrust Banks, Inc. and any successor.

(j) Termination for Cause or Terminated for Cause - means a termination of employment which is due to (i) the Grantee’s willful and continued failure to perform his job duties in a satisfactory manner after written notice from SunTrust to Grantee and a thirty (30) day period in which to cure such failure, (ii) the Grantee’s conviction of a felony or engagement in a dishonest act, misappropriation of funds, embezzlement, criminal conduct or common law fraud, (iii) the Grantee’s material violation of the Code of Business Conduct and Ethics of SunTrust or the Code of Conduct of a Subsidiary, (iv) the Grantee’s engagement in an act that materially damages or materially prejudices SunTrust or any Subsidiary or the Grantee’s engagement in activities materially damaging to the property, business or reputation of SunTrust or any Subsidiary; or (v) the Grantee’s failure and refusal to comply in any material respect with the current and any future amended policies, standards and regulations of SunTrust, any Subsidiary and their regulatory agencies, if such failure continues after written notice from SunTrust to the Grantee and a thirty (30) day period in which to cure such failure, or the determination by any such governing agency that the Grantee may no longer serve as an officer of SunTrust or a Subsidiary.

Notwithstanding anything herein to the contrary, if the Grantee is covered by a Severance Plan at the time of his termination of employment with SunTrust or a Subsidiary, solely for purposes of this Unit Agreement, “Cause” shall have the meaning provided in the Severance Plan.

(k) Termination for Good Reason - means a termination of employment by Grantee due to (i) any action taken by the Company or an Affiliate which results in a material reduction in the Participant’s authority, duties or responsibilities (except that any change in the foregoing that results solely from (A) the Company ceasing to be a publicly traded entity or from the Company becoming a wholly-owned subsidiary of another publicly traded entity or (B) any change in the geographic scope of the Participant’s authority,

TERMS AND CONDITIONS RESTRICTED STOCK UNIT AGREEMENT

duties or responsibilities will not, in any event and standing alone, constitute a substantial reduction in the Participant’s authority, duties or responsibilities); (ii) the assignment to the Participant of duties that are materially inconsistent with Participant’s authority, duties or responsibilities; (iii) any material decrease in the Participant’s base salary or annual bonus opportunity, except to the extent the Company has instituted a salary or bonus reduction generally applicable to all similar employees of the Company other than in contemplation of or after a Change in Control; (iv) the relocation of the Participant to any principal place of employment other than that as of the date of grant of the Award, or any requirement that Participant relocate his residence other than to that as of the date of grant of the Award, without the Participant's express written consent to either such relocation, which in either event would increase the Participant’s commute by more than fifty (50) miles; provided, however, this subsection (iv) shall not apply in the case of business travel which requires the Participant to relocate temporarily for periods of ninety (90) days or less; or (v) the failure by the Company to pay to the Participant any portion of the Participant’s base salary or annual bonus within thirty (30) days after the date the same is due.

Notwithstanding anything herein to the contrary, if the is covered by a Severance Plan at the time of his termination of employment with SunTrust or a Subsidiary, solely for purposes of this Unit Agreement, “Good Reason” shall have the meaning provided in the Severance Plan.

§ 3. VESTING DATE. This RSU grant (and related Dividend Equivalent Rights), if it has not earlier vested in accordance with §4 or §5, shall vest in full on the applicable day specified in the following vesting schedule (each a “Vesting Date”):

33⅓	% of the Grant shall be vested on the first anniversary of the Grant Date;
33⅓	% of the Grant shall be vested on the second anniversary of the Grant Date;
33⅓	% of the Grant shall be vested on the third anniversary of the Grant Date.

provided, that on such applicable Vesting Date, Grantee is an active employee of SunTrust or a Subsidiary and has been in the continuous employment of SunTrust or a Subsidiary from the Grant Date through such applicable Vesting Date. If Grantee is not an active employee of SunTrust or a Subsidiary on a Vesting Date, Grantee forfeits all rights to any shares that would otherwise vest on that Vesting Date and on any subsequent Vesting Date; provided, however, shares may vest prior to the Vesting Dates set forth above in accordance with the provisions of §4 or §5.

§4. ACCELERATED VESTING: CHANGE IN CONTROL. Any RSUs not previously vested shall vest on the date that all of the following events have occurred: (i) there is a Change in Control of SunTrust on or before any Vesting Date; (ii) the Grantee’s employment with SunTrust terminates after the date of such Change in Control, and (iii) such termination of Grantee’s employment is either (1) involuntary on the part of the Grantee and does not result from his or her death or Disability, and does not constitute a Termination for Cause, or (2) voluntary on the part of the Grantee and constitutes a Termination for Good Reason.

Notwithstanding anything herein to the contrary, if the Grantee is covered by a Severance Plan on the date of a Change in Control that provides for more generous vesting of the Restricted Stock Units, such vesting provisions of the Severance Plan shall govern.

§5. TERMINATION OF EMPLOYMENT.

(a) If prior to any Vesting Date, the Grantee’s employment with SunTrust and its Subsidiaries terminates for any reason other than those described in §5(b), §5(c), or §5(d), and the termination does not result in accelerated vesting as described in § 4, then any RSUs (and Dividend Equivalent Rights) that are not then vested shall be completely forfeited on the date of such termination of Grantee’s employment. Notwithstanding anything in this §5 to the contrary, if Grantee’s employment with SunTrust and its Subsidiaries is terminated “For Cause,” as described above, any RSU which has not vested prior to the effective date of such termination will immediately and automatically be forfeited by the Grantee without any action on the part of the Grantee or SunTrust.

(b) If the Grantee’s employment with SunTrust terminates prior to any Vesting Date as a result of the Grantee’s (i) death, or (ii) Disability, then any RSUs not previously vested shall be vested immediately on the date of such termination of Grantee’s employment.

(c) If the Grantee's employment with SunTrust is involuntarily terminated by reason of a reduction in force which results in Grantee's eligibility for payment of a severance benefit pursuant to the terms of the SunTrust Banks, Inc. Severance Pay Plan or a Severance Plan or any successor to such plan (including the requirement that the Grantee sign and not revoke the Severance Agreement, Waiver and Release required under any such Plan), then a pro-rata number of shares shall be vested based on the Grantee's service completed from the Grant Date through the date of such termination of Grantee's employment.

TERMS AND CONDITIONS RESTRICTED STOCK UNIT AGREEMENT

(d) If the Grantee's employment with SunTrust and its Subsidiaries terminates prior to a Vesting Date and the date of a Change in Control as a result of the Grantee's Retirement,, such Grantee shall, subject to §7(d) below, be fully vested in his unvested Restricted Stock Units (and related Dividend Equivalent Rights) subject to this Unit Agreement upon the date of such termination.

§6. PAYMENT OF AWARD.

(a) Subject to §6(b), the total number of Restricted Stock Units (and related Dividend Equivalent Rights) which vest, if any, in accordance with §3, §4, or §5 of this Unit Agreement (the “Vested Units”) shall be paid in an equivalent number of shares of Stock on the specified dates, as follows:

[insert # equal to 33⅓%]	shall be paid on the first anniversary of the Grant Date;
[insert # equal to 33⅓%]	shall be paid on the second anniversary of the Grant Date;
[insert # equal to 33⅓%]	shall be paid on the third anniversary of the Grant Date.

Payments made pursuant to this sub-paragraph (a) will deemed to be made on the specified date if such payment are made within the sixty (60) day period which commences immediately following the specified date.

(b) Notwithstanding the specified dates set forth in §6(a), the total number of Vested Units shall be distributed in an equivalent number of shares of Stock upon the earliest to occur of the following: (i) the date of the Grantee’s death, (ii) the date of the Grantee’s Disability, or (iii) if prior to the date a Grantee becomes eligible for Retirement, the date of the Grantee’s Separation from Service. In the event payment is made pursuant to this sub-paragraph (b) such payment shall be made within the sixty (60) day period which commences immediately following the date of the applicable event.

(c) Except as set forth below, the Vested Units shall be distributed in an equivalent number of shares of Stock; provided, however, the Grantee’s right to any fractional share of Stock shall be paid in cash. In the event the Restricted Stock Units (and related Dividend Equivalent Rights) vest following a Change in Control pursuant to § 4, the Vested Units shall be paid in cash, and the amount of the payment for each Vested Unit to be paid in cash will equal the Fair Market Value of a share of Stock on the date of the Change in Control.

(d) Notwithstanding anything herein to the contrary, distributions may not be made to a Key Employee upon a Separation from Service before the date which is six (6) months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee). Any payments that would otherwise be made during this period of delay shall be accumulated and paid in the seventh month following the Grantee’s Separation from Service.

(e) The Grantee shall be entitled to a Dividend Equivalent Right for each Vested Unit. At the same time that the Vested Units are paid, SunTrust shall pay each Dividend Equivalent Right in shares of Stock to the Grantee, provided, however, the Grantee’s right to any fractional share of Stock shall be paid in cash. In the event the Restricted Stock Units vest pursuant to §4, related Dividend Equivalent Rights shall be paid in cash.

(f) The Grantee will not have any shareholder rights with respect to the Restricted Stock Units, including the right to vote or receive dividends, unless and until shares of Stock are issued to the Grantee as payment of the vested Restricted Stock Units.

§ 7. COVENANTS, RESTRICTIONS AND LIMITATIONS.

(a) By accepting the Restricted Stock Units, the Grantee agrees not to sell Stock at a time when applicable laws or SunTrust’s rules prohibit a sale. This restriction will apply as long as the Grantee is an employee, consultant or director of SunTrust or a Subsidiary of SunTrust. Upon receipt of nonforfeitable shares of Stock pursuant to this Unit Agreement, the Grantee agrees, if so requested by SunTrust, to hold such shares for investment and not with a view of resale or distribution to the public, and if requested by SunTrust, the Grantee must deliver to SunTrust a written statement satisfactory to SunTrust to that effect. The Committee may refuse to issue any shares of Stock to the Grantee for which the Grantee refuses to provide an appropriate statement.

(b) To the extent that the Grantee does not vest in any Restricted Stock Units, all interest in such units, the related shares of Stock, and any Dividend Equivalent Rights shall be forfeited. The Grantee shall have no right or interest in any Restricted Stock Unit or related share of Stock that is forfeited.

TERMS AND CONDITIONS RESTRICTED STOCK UNIT AGREEMENT

(c) Upon each issuance or transfer of shares of Stock in accordance with this Unit Agreement, a number of Restricted Stock Units equal to the number of shares of Stock issued or transferred to the Grantee shall be extinguished and such number of Restricted Stock Units will not be considered to be held by the Grantee for any purpose.

(d) In the event of the Grantee’s Retirement, such Grantee must fully perform the following covenants from the date of such Retirement through the final vesting date (the “Restricted Period”):

(i)
No Competitive Activity. Absent the Committee's written consent, Grantee shall not, during the Restricted Period and within the Territory, engage in any Managerial Responsibilities for or on behalf of any corporation, partnership, venture, or other business entity that engages directly or indirectly in the Financial Services Business whether as an owner, partner, employee, agent, consultant, advisor, contractor, salesman, stockholder, investor, officer or director; provided, however, that Grantee may own up to five percent (5%) of the stock of a publicly traded company that engages in the Financial Services Business so long as Grantee is only a passive investor and is not actively involved in such company in any way.

(ii)
No Solicitation of Customers or Clients. Grantee shall not during the Restricted Period solicit any customer or client of SunTrust or any SunTrust Affiliate with whom Grantee had any material business contact during the two (2) year period which ends on the date Grantee's employment by SunTrust or a SunTrust Affiliate terminates for the purpose of competing with SunTrust or any SunTrust Affiliate for any reason, either individually, or as an owner, partner, employee, agent, consultant, advisor, contractor, salesman, stockholder, investor, officer or director of, or service provider to, any corporation, partnership, venture or other business entity.

(iii)
Anti-pirating of Employees. Absent the Compensation Committee's written consent, Grantee will not during the Restricted Period solicit to employ on Grantee's own behalf or on behalf of any other person, firm or corporation, any person who was employed by SunTrust or a SunTrust Affiliate during the term of Grantee's employment by SunTrust or a SunTrust Affiliate (whether or not such employee would commit a breach of contract), and who has not ceased to be employed by SunTrust or a SunTrust Affiliate for a period of at least one (1) year.

(iv)
Protection of Trade Secrets and Confidential Information. Grantee hereby agrees that Grantee will hold in a fiduciary capacity for the benefit of SunTrust and each SunTrust Affiliate, and will not directly or indirectly use or disclose, any Trade Secret that Grantee may have acquired during the term of Grantee's employment by SunTrust or a SunTrust Affiliate for so long as such information remains a Trade Secret. In addition Grantee agrees that during the Restricted Period Grantee will hold in a fiduciary capacity for the benefit of SunTrust and each SunTrust Affiliate, and will not directly or indirectly use or disclose, any Confidential or Proprietary Information that Grantee may have acquired (whether or not developed or compiled by Grantee and whether or not Grantee was authorized to have access to such information) during the term of, in the course of, or as a result of Grantee's employment by SunTrust or a SunTrust Affiliate.

(v)	Non-Disparagement. Grantee agrees not to knowingly make false or materially misleading statements or disparaging comments about SunTrust or any SunTrust Affiliate during the Restricted Period.

(vi)
Reasonable and Necessary Restrictions. Grantee acknowledges that the restrictions, prohibitions and other provisions set forth in this Unit Agreement, including without limitation the Territory and Restricted Period, are reasonable, fair and equitable in scope, terms and duration; are necessary to protect the legitimate business interests of SunTrust; and are a material inducement to SunTrust to enter into this Unit Agreement. Grantee covenants that Grantee will not challenge the enforceability of this Unit Agreement nor will Grantee raise any equitable defense to its enforcement.

(vii)
Additional Definitions. (A) The term “Confidential or Proprietary Information” for purposes of this Unit Agreement shall mean any secret, confidential, or proprietary information of SunTrust or a SunTrust Affiliate (other than a Trade Secret) that has not become generally available to the public by the act of one who has the right to disclose such information without violating any right of SunTrust or a SunTrust Affiliate. (B) The term “Financial Services Business” for purposes of this Unit Agreement shall mean the business of banking, including deposit, credit, trust and investment services, mortgage banking, asset management, and brokerage and investment banking services. (C) The term “Managerial Responsibilities” for purposes of this Unit Agreement shall mean managerial and supervisory responsibilities and duties that are substantially the same as those Grantee is performing for SunTrust or a SunTrust Affiliate on the date of this Unit Agreement. (D) The term “SunTrust Affiliate” for purposes of this Unit Agreement shall mean any corporation which is a subsidiary corporation (within the meaning of Section 424(f) of the Code) of SunTrust except a corporation which has subsidiary corporation status under Section 424(f) of the Code exclusively as a result of SunTrust or a SunTrust Affiliate holding stock in such corporation as a fiduciary with respect to any trust, estate, conservatorship, guardianship or agency. (E) The term “Territory” for purposes of this Unit Agreement shall mean the states of Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Tennessee, Virginia, and the District of Columbia, which are the

TERMS AND CONDITIONS RESTRICTED STOCK UNIT AGREEMENT

states and Territories in which SunTrust has significant operations on the date of this Unit Agreement. (F) “Trade Secret” for purposes of Unit Agreement shall mean information, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from it is disclosure or use, and (ii) is the subject of reasonable efforts by SunTrust or a SunTrust Affiliate to maintain its secrecy.

Failure of a Grantee subject to this §7(d) to fully perform the covenants set forth above will result in a forfeiture of all unpaid Restricted Stock Units (and related Dividend Equivalent Rights) under this Unit Agreement as of the date of such failure. Such forfeiture will be in compliance with Treas. Reg. §1.409A-3(f).

§8. RECOVERY OF AWARDS. Federal law requires that if it is determined that there is a miscalculation of a financial performance measure, whether or not the Company is required to restate its financial statements and regardless of fault, the Grantee may be required to reimburse all or a portion of Grant to the extent that the amount granted exceeds the actual amount the Grantee would have been granted based on the revised financial results. In addition, SunTrust has a recoupment policy that sets out the events, in addition to the federal law requirements, that could lead to recoupment of an award. By accepting this Grant, Grantee agrees to return to SunTrust (or to the cancellation of) all or a portion of any grant paid or unpaid, vested or unvested, previously granted to such Grantee based upon a determination made by the Committee or the Significant Event and Incentive Review Committee (SEIRC), as the case may be, pursuant to SunTrust’s recoupment policy in effect from time to time that a recoupment should be made. SunTrust’s recoupment policy is available in PPM HR-Recoup-1000 Recoupment Policy.

§9. WITHHOLDING.

(a) Upon the payment of any Restricted Stock Units, SunTrust’s obligation to deliver shares of Stock or cash to settle the Vested Units and Dividend Equivalent Rights shall be subject to the satisfaction of applicable tax withholding requirements, including federal, state, and local requirements. The Grantee must pay to SunTrust any applicable federal, state or local withholding tax due as a result of such payment.

(b) The Committee shall have the right to reduce the number of shares of Stock delivered to the Grantee to satisfy the minimum applicable tax withholding requirements.

§10. NO EMPLOYMENT RIGHTS. Nothing in the Plan or this Unit Agreement or any related material shall give the Grantee the right to continue in the employment of SunTrust or any Subsidiary or adversely affect the right of SunTrust or any Subsidiary to terminate the Grantee’s employment with or without cause at any time.

§11. OTHER LAWS. SunTrust shall have the right to refuse to issue or transfer any shares under this Unit Agreement if SunTrust acting in its absolute discretion determines that the issuance or transfer of such Stock might violate any applicable law or regulation.

§12. MISCELLANEOUS.

(a) This Unit Agreement shall be subject to all of the provisions, definitions, terms and conditions set forth in the Plan and any interpretations, rules and regulations promulgated by the Committee from time to time, all of which are incorporated by reference in this Unit Agreement.

(b) The Plan and this Unit Agreement shall be governed by the laws of the State of Georgia (without regard to its choice-of-law provisions).

(c) Any written notices provided for in this Unit Agreement that are sent by mail shall be deemed received three (3) business days after mailing, but not later than the date of actual receipt or, if delivered electronically, on the date of transmission. Notices shall be directed, if to Grantee, at Grantee’s address (or email address) indicated by SunTrust’s records and, if to SunTrust, at SunTrust’s principal executive office.

(d) If one or more of the provisions of this Unit Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Unit Agreement to be construed so as to foster the intent of this Unit Agreement and the Plan.

TERMS AND CONDITIONS RESTRICTED STOCK UNIT AGREEMENT

(e) This Unit Agreement (which incorporates the terms and conditions of the Plan) constitutes the entire agreement of the parties with respect to the subject matter hereof. This Unit Agreement supersedes all prior discussions, negotiations, understandings, commitments and agreements with respect to such matters.

(f) The Restricted Stock Units are intended to comply with Code §409A and official guidance issued thereunder. Notwithstanding anything herein to the contrary, this Unit Agreement shall be interpreted, operated and administered in a manner consistent with this intention.